Exhibit 99.1

First Mariner Bancorp Extinguishes Debt

Equity Increases $13 Million

BALTIMORE, April 2 /PRNewswire-FirstCall/ — First Mariner Bancorp (Nasdaq: FMAR), parent company of 1st Mariner Bank, announced today that is has completed the acquisition of outstanding trust preferred debt securities with an aggregate liquidation amount of $20.0 million in exchange for common stock valued at $2.0 million and a warrant to acquire common stock.  The transaction was concluded with the Company’s Chairman of the Board and Chief Executive Officer, Edwin F. Hale, Sr., after having been approved by stockholders at the Company’s March 19, 2010 special meeting.

First Mariner issued a total of 1,626,016 shares of common stock, which was determined by dividing $2.0 million by $1.23, the average daily closing price of the common stock over the 20 trading days prior to the closing of the transaction.  The Company also issued a warrant to purchase 325,203 shares of common stock.

Mr. Hale commented, “The completed transaction provides multiple benefits to the Company by canceling $20.0 million of debt and increasing our equity and moves us forward in meeting our consolidated capital ratio requirements.  This exchange will also improve tangible common equity as a percentage of assets, utilize a significant level of our deferred tax assets, and improve our debt to equity ratio.  All of these positive effects will happen without diluting the book value per share of existing shares.”

The exchange increases the holding company’s consolidated capital by approximately $13 million. The exchange will increase the book value per common share by approximately $0.80. As of December 31, 2009, the Company’s book value per common share was $4.18.

About 1st Mariner Bancorp

1st Mariner Bancorp is the parent company of 1st Mariner Bank, which operates 23 community oriented branches throughout central Maryland, as well as portions of the eastern shore.  1st Mariner Bank also has one branch in Pennsylvania.  1st Mariner Mortgage, a division of 1st Mariner Bank, engages in mortgage-banking activities, providing mortgage loans and associated products to customers and selling most of those mortgage loans into the secondary market. First Mariner Mortgage currently operates offices in Maryland, Virginia, Delaware and North Carolina.

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions.  Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of other risks and uncertainties, see the section of the periodic reports that 1st Mariner Bancorp files with the Securities and Exchange Commission entitled “Risk Factors.”

CONTACT: Kevin O’Keefe of Weber Shandwick for First Mariner Bancorp, +1-410-558-2100